                                                                  EXHIBIT 23.01

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  We consent to the use of our reports on the consolidated financial statements of Boots & Coots International Well Control, Inc., as of December 31, 1997 and June 30, 1997, and for the years ended June 30, 1996 and 1997 and the six months ended December 31, 1997, our reports on the financial statements of Boots & Coots, L.P., as of December 31, 1995 and 1996 and for the years then ended, and our report on the financial statements of Code 3, Inc., as of and for the year ended December 31, 1997, included herein, in this Registration Statement on Form S-1 and the reference to our Firm under the heading "Experts".

Hein + Associates LLP

Houston, Texas
May 29, 1998